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                                                                     Exhibit 8.1


                      Paul, Weiss, Rifkind, Wharton & Garrison
                            1285 Avenue of the Americas
                              New York, New York 10019
                                   (212) 373-3000



Writer's Direct Dial:
(212) 373-3000

Writer's Direct Fax:
(212) 757-3990



                                   August 12, 1998



Pathnet, Inc.
1015 31st Street, N.W.
Washington, D.C. 20007

                         Registration Statement on Form S-4
                            (Registration No. 333-53467)

Ladies and Gentlemen:

          We have acted as United States federal income tax counsel for Pathnet, Inc., a Delaware corporation (the "Company"), in connection with the offer to exchange up to $350,000,000 aggregate principal amount of the Company's 121/4% Senior Notes due 2008 (the "New Notes"), which are proposed to be registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of the Company's issued and outstanding 121/4% Senior Notes due 2008.

          We are giving this opinion in connection with the Registration Statement on Form S-4 (the "Registration Statement") initially filed by the Company with the Securities and Exchange Commission (the "Commission") on May 22, 1998, pursuant to the Securities Act and the rules and regulations of the Commission under the Securities Act, relating to the registration by the Company of the New Notes. Capitalized terms used but not defined in this letter have the respective meanings ascribed to them in the Registration Statement.

          In rendering our opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Registration Statement and such agreements and other documents as we have deemed relevant and necessary and we have made such investigations of law as we have deemed appropriate as a basis for the opinion expressed below. In our examination, we have assumed the authenticity of original documents, the accuracy of copies and the genuineness of signatures. We understand and assume that (i) each such agreement represents the valid and binding obligation of the respective parties to such agreement, enforceable


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Paul, Weiss, Rifkind, Wharton & Garrison

Securities and Exchange Commission                                             2


in accordance with its respective terms and the entire agreement between the parties with respect to the subject matter of such agreement, (ii) the parties to each agreement have complied, and will comply, with all of their respective covenants, agreements and undertakings contained in such agreement and (iii) the transactions provided for by each agreement were and will be carried out in accordance with their terms.

          The opinion set forth in this letter is limited to the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, Treasury regulations and other applicable authorities, all as in effect on the date of this letter. The statutory provisions, regulations and interpretations upon which our opinion is based are subject to change, and such change could apply retroactively. Any such change could affect the continuing validity of the opinion set forth in this letter. We assume no responsibility to advise you of any subsequent changes in existing law or facts, nor do we assume any responsibility to update this opinion with respect to any matters expressly set forth in this letter, and no opinions are to be implied or may be inferred beyond the matters expressly so stated.

          The opinion set forth in this letter has no binding effect on the United States Internal Revenue Service or the courts of the United States. No assurance can be given that, if the matter were contested, a court would agree with the opinion set forth in this letter.

          Based upon and subject to the foregoing, the discussion set forth in the Registration Statement under the heading "Certain United States Federal Income Tax Considerations" constitutes our opinion with respect to such matters. While such description discusses the material anticipated United States federal income tax consequences applicable to certain U.S. Holders, it does not purport to discuss all United States federal income tax consequences and our opinion is limited to those United States federal income tax consequences specifically discussed therein.

          In giving the foregoing opinion, we express no opinion other than as to the federal income tax laws of the United States of America.

          We are furnishing this letter in our capacity as United States federal income tax counsel to the Company. This letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, except as set forth below.


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Paul, Weiss, Rifkind, Wharton & Garrison

Securities and Exchange Commission                                             3


          We hereby consent to the use of our name in the Registration Statement and in the prospectus in the Registration Statement as the same appears in the caption "Legal Matters" and to the use of this letter as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required by the Securities Act or by the rules and regulations under the Securities Act.

                                   Very truly yours,

                                   /s/ Paul, Weiss, Rifkind, Wharton & Garrison
                                   ---------------------------------------------
                                   Paul, Weiss, Rifkind, Wharton & Garrison